EXHIBIT 99.1

Contacts:

Caraco Pharmaceutical – Daniel Movens or Jitendra Doshi – P: (313) 871-8400

Marcotte Financial Relations - Mike Marcotte - P: (248) 656-3873

Caraco Pharmaceutical Laboratories Reports Record Sales;

Q3 and Nine Months Fiscal 2006 Net Sales Rise 24%

Guidance Raised to 25-30%

DETROIT, Jan. 26, 2006 -- Caraco Pharmaceutical Laboratories, Ltd. (Amex: CPD) posted record net sales for the nine months and Q3 of Fiscal 2006, representing 24% growth over the corresponding periods of 2004. (The results for Q3 and the nine months of Fiscal 2006 are compared with the results of the corresponding periods of 2004 due to our change effective 2005 from a calendar year to a fiscal year ending March 31st.)

Daniel H. Movens, Caraco’s Chief Executive Officer, said “the increase in our nine months revenue performance to $58.1 million is primarily due to the Company’s improvement in the execution of our plan in all areas of the Company. Considering that for the entire 2004 calendar year, we had record revenues of $60.3 million, to reach almost that amount in nine months, with little or no new product approvals from the FDA until December, is a credit to our management team and the entire staff. The recent approval of our generic equivalent to Ultracet®, December 19, 2005, contributed $0.8 million for the last ten days of sales out of the $20.7 million for the quarter.”

Q3 and Nine Months Fiscal 2006 results

During the third quarter and nine months, net sales rose 24% each, to a record $20.7 million and $58.1 million, compared to $16.7 million and $46.8 million for the corresponding periods of 2004. Gross profit during the relevant periods improved to $10.3 million and $28.2 million, as compared to $9.4 million and $27.7 million for the corresponding periods of 2004. The improvements of 10% and 2%, respectively, for the Q3 and nine months were primarily due to increased sales, an improved balance in the mix of customers or class of trade and product selection being sold, offset in part by price erosion.

SG&A expenses were $2.1 and $5.7 million for Q3 and nine months, respectively, compared to $1.7 million and $4.0 million for the corresponding periods of 2004. Total R&D expenses were $9.0 million and $26.6 million, as compared to $8.2 million and $21.5 million, respectively, for the corresponding periods of 2004.

The result was a net loss of $0.7 million ($0.03 loss per diluted share) and $3.9 million ($0.15 loss per diluted share) for Q3 and nine months, respectively, as compared to a net loss of $0.5 million, ($0.02 loss per diluted share), and a net income of $2.0 million, ($0.07 income per diluted share), for the corresponding periods of 2004. The lower net income for Q3 of Fiscal 2006 was primarily due to the lower margin percentage, resulting from increased competition during Q3 and nine months Fiscal 2006 and an increase in total R&D expense, as compared to the corresponding periods of 2004.

“Our current operating cash position continues to allow us to be free of debt. We have entered into a short-term line of credit from JP Morgan Chase Bank, N.A. which may be used for our future expansion needs and to augment our working capital. Our working capital position has consistently improved, up from $13.2 million at December 31, 2004 to $34.7 million at the end of Q3 Fiscal 2006. We now have a shareholders’ equity of $48.9 million compared to $25.8 million at the end of December 2004,” added Mr. Movens.

Mr. Movens said, “We continue to look at expansion opportunities to support our growth expectations and benefit our Company by increasing capacity, streamlining production and ultimately improving efficiencies in every area of the Company. Operational improvements have resulted in increased efficiencies in production. We have added key personnel in our technical- services area and strengthened our sales and marketing team. Our confidence in our future success is additionally supported by our 4% growth over Q2 2006, which is a direct result of improved efficiencies and execution.”

“We expect the trend of increased sales to continue during the remainder of Fiscal Year of 2006. Based on current trends, we believe it necessary to increase our previous guidance from 15-20% growth to 25-30% growth for fiscal 2006 compared to calendar 2004. Regardless, pricing pressures, due to increased competition, that has been on the rise during Fiscal 2005 and during the nine months of Fiscal 2006, is expected to continue for the balance of Fiscal 2006, which could result in lower growth rates and gross margins. We have and will continue to work diligently to counter the pricing pressures through increased sales volumes, expansion of our customer base, improved productivity and maintaining control of operational overheads and cost reductions,” Mr. Movens added.

“Two ANDAs were filed during the Q3 of Fiscal 2006 and we received approvals for two ANDAs, resulting in a total of 13 ANDAs pending FDA approval. We also received tentative approval for one more ANDA. We continue to move aggressively forward with our product-development plan. We expect to launch Carbamazapine, our generic equivalent to Tegretol® during Q4 fiscal 2006. While the development of new products will increase our non-cash R&D expenses, which will impact EPS, we believe that long term we will have the cash available to, among other things, meet increasing working capital requirements and finance capital investments that are needed to drive our future results. This in turn will strengthen our balance sheet and build value for our shareholders.”

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic and private-label pharmaceuticals to the nation’s largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission and by competitors of new or superior products or cheaper products or new technology for the production of products, the entry into the market of new competitors, market and include: information is of a preliminary nature and may be subject to adjustment, not obtaining or delays in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, dependence on key personnel, development customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, integrity and reliability of the Corporation’s data, lack of success of attaining full compliance with regard to regulatory and cGMP compliance, experiencing difficulty in managing our recent rapid growth and anticipated future growth, dependence on limited customer base, occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as shelf- stock, possibility of an incorrect estimate of charge-backs and the impact of such an incorrect estimate on net sales, gross profit and net income, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, our observations of trends of industry, information received from our customers and other sources, to estimate revenues, accounts receivable allowances including chargebacks, rebates, income taxes, values of assets and inventories, litigation involving claims of patent infringement, litigation involving claims for royalties relating to a prior contract for one product and other risks identified in this report and identified from time to time in our reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

Financial Statements follow

CARACO PHARMACEUTICAL LABORATORIES, LTD.

UNAUDITED STATEMENTS OF OPERATIONS

	NINE MONTHS ENDED		THREE MONTHS ENDED

	DECEMBER 31		DECEMBER 31

	2005	2004	2005	2004

	$	$	$	$

Net sales	58,087,910	46,779,221	20,678,978	16,680,678

Cost of Goods Sold	29,861,857	19,050,867	10,329,598	7,283,981

Gross Profit	28,226,053	27,728,354	10,349,380	9,396,697

Selling, general & administrative expenses	5,701,231	3,994,400	2,133,346	1,700,241

R&D cost to affiliate – non-cash	21,047,360	16,568,880	7,137,280	6,217,920

R&D cost other	5,512,554	4,920,003	1,848,167	2,016,052

Operating (loss) income	(4,035,092)	2,245,071	(769,413)	(537,516)

Other income (expense)

Interest expense	—	(225,788)	—	(8,658)

Interest income	108,130	38,301	54,820	5,549

Other income (expense)	42,635	(14,031)	33,637	(4,582)

Other income (expense) - net	150,765	(201,518)	88,457	(7,691)

Net (loss) income	(3,884,327)	2,043,553	(680,956)	(545,207)

Net (loss) income per basic common share	(0.15)	0.08	(0.03)	(0.02)

Net (loss) income per basic and diluted common share	(0.15)	0.07	(0.03)	(0.02)

Number of:

Basic common share	26,383,457	24,734,282	26,383,457	24,734,282

Basic and diluted common shares	26,383,457	29,239,634	26,383,457	24,734,282